Exhibit 99.1

[COMPANY LOGO]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
FOR RELEASE AT 6:45 AM ET	Sr. Manager, Investor Relations
April 14, 2004	212-697-1976
IR@mgipharma.com

MGI PHARMA REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

First Quarter Aloxi™ Injection Sales Total $18.6 Million

Aloxi™ Injection Guidance Revised Upwards to $115 to $130 Million for 2004

MINNEAPOLIS, April 14, 2004—MGI PHARMA, INC. (Nasdaq: MOGN) today announced that total revenue for the first quarter of 2004 was $26.9 million, including Aloxi™ (palonosetron hydrochloride) injection sales of $18.6 million. Net loss for the first quarter was $3.1 million or $0.09 per share. At March 31, 2004, MGI PHARMA’s cash and marketable investments totaled $400.7 million.

“We are very pleased to report that Aloxi injection is being very well received by healthcare providers and cancer patients after its second full quarter of commercial availability,” said Lonnie Moulder, president and chief executive officer of MGI PHARMA. “We estimate that approximately 175,000 doses of Aloxi injection have been administered since its launch in September 2003.”

First Quarter Results

Sales increased to $25.8 million in the first quarter of 2004 from $6.1 million in the first quarter of 2003. During the first quarter of 2004, U.S. sales of Aloxi injection totaled $18.6 million and sales of Salagen® Tablets (pilocarpine hydrochloride) were $6.7 million.

Total costs and expenses increased to $30.1 million in the first quarter of 2004 from $13.3 million in the first quarter of 2003. Selling, general and administrative expenses of $17.5 million for the first quarter of 2004 were higher than the same period in 2003 due to costs associated with the promotion of Aloxi injection. Research and development expenditures in the first quarter increased to $5.0 million from $3.5 million in the first quarter of 2003. The Company reported a net loss of $3.1 million, or $0.09 per share, in the 2004 first quarter compared to a net loss of $6.6 million, or $0.26 per share, in the 2003 first quarter.

Summary of Recent Developments

Aloxi™ Injection Update

MGI PHARMA markets Aloxi injection at a dose of 0.25 mg for the prevention of acute nausea and vomiting associated with initial and repeat courses of moderately and highly emetogenic cancer chemotherapy, and for the prevention of delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy. Aloxi injection is the first 5-HT3 receptor antagonist to be indicated for the prevention of delayed chemotherapy-induced nausea and vomiting (CINV) caused by moderately emetogenic cancer chemotherapy. Since its commercial launch in mid-September of 2003, we estimate that approximately 175,000 Aloxi injection patient doses have been administered at over 2,000 clinics and hospitals.

Irofulven Update

Irofulven, MGI PHARMA’s novel and broadly active anti-cancer agent, is currently being studied in a series of phase 1 and 2 monotherapy and combination therapy clinical trials. Irofulven has demonstrated clinical activity as a single agent across a variety of cancers, including hormone-refractory prostate cancer (HRPC), liver cancer, ovarian cancer, and pancreatic cancer. Combination therapy has demonstrated clinical activity in colorectal, hormone-refractory prostate, and thyroid cancers.

A multicenter, phase 2 clinical trial of irofulven in patients with hormone refractory prostate cancer is planned to begin in April 2004. This open-label study will assess time to disease progression, PSA response, pain palliation, survival, and quality of life in hormone-refractory prostate cancer patients who have progressed following treatment with docetaxel. Patients will be randomized to receive prednisone, prednisone plus irofulven, or a combination of prednisone, irofulven, and capecitabine. This trial will enroll a total of approximately 135 HRPC patients at multiple sites in North America, South America, and Europe. A second phase 2 trial designed to evaluate irofulven in combination with a platinum agent is planned to begin in mid-2004. MGI PHARMA plans to evaluate the results of this program with a goal to identify the most promising irofulven combination regimen to advance to a phase 3 clinical program for patients with HRPC that have progressed following docetaxel treatment.

First Quarter 2004 Highlights

•	Waneta C. Tuttle, Ph.D. and Gilla Kaplan, Ph.D. were elected to the MGI PHARMA board of directors.

•	MGI PHARMA began sales and marketing of the Salagen 7.5 mg tablet in the United States as an alternative dosage strength to the currently marketed Salagen 5 mg tablet.

•	A private placement of MGI PHARMA’s senior subordinated convertible notes due 2024 generated gross proceeds of approximately $260 million.

•	Aloxi injection was incorporated into the 2004 National Comprehensive Cancer Network® (NCCN®) antiemetic guidelines for prevention of chemotherapy-induced nausea and vomiting (CINV) following moderately and highly emetogenic chemotherapy.

•	MGI PHARMA presented preclinical mechanism of action data for irofulven at the American Association For Cancer Research (AACR) 95th Annual Meeting.

American Society Of Clinical Oncology (ASCO) Presentations

Aloxi injection will be the subject of two poster presentations and one published abstract at the American Society of Clinical Oncology (ASCO) 2004 Annual Meeting. In addition, three abstracts for irofulven (one poster and two publications) and one abstract for Salagen Tablets have been accepted.

Financial Outlook for 2004

This section provides forward-looking information about MGI PHARMA’s updated financial outlook for 2004 for our current operations. For the year ending December 31, 2004, we currently expect:

•	Aloxi injection product sales to range from $115 million to $130 million and all other product sales to be approximately $27 million;

•	Cost of product sales as a percent of sales for currently marketed products to be approximately 30 percent;

•	Licensing revenue to be approximately $2 million;

•	Selling, general and administrative expenses to be approximately $63 million;

•	R&D expense to be approximately $24 million, inclusive of milestones associated with current product candidates; and

•	Net income of approximately $9 million, using the lower end of the Aloxi sales range.

Business development and licensing activities resulting in expansion of our product portfolio would likely require us to update this financial guidance and may increase our expenses and decrease or eliminate net income for 2004. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, April 14, 2004 at 1:00 p.m. Eastern Time. The Company’s executive management team will review 2004 first quarter financial results, discuss operations, and provide guidance on MGI PHARMA’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for a limited period of time.

Annual Shareholder Meeting

MGI PHARMA’s Annual Meeting of Shareholders will be held on Tuesday, May 11, 2004 at 1:00 p.m. Central Time at Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota. All MGI PHARMA shareholders are invited to attend.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires,

develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA markets Aloxi ™ (palonosetron hydrochloride) injection, Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. Outside the U.S., MGI PHARMA’s products are marketed through alliances with international pharmaceutical companies. For more information about MGI PHARMA, please visit the Company’s Web site at www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of Aloxi™ injection to compete successfully with other anti nausea and vomiting treatments; continued sales of MGI PHARMA’s other marketed products; development or acquisition of additional products; reliance on contract manufacturing and third party supply; changes in strategic alliances; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including its most recently filed Form 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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	MGI PHARMA, INC.

	STATEMENTS OF OPERATIONS

	(unaudited)

	Quarter Ended March 31,

	2003	2004

Revenues:
Sales	$6,142,787	$25,833,634
Licensing	615,961	1,035,536
Other	0	0

	6,758,748	26,869,170

Costs and Expenses:
Cost of sales	770,881	7,283,384
Selling, general and administrative	8,817,980	17,464,875
Research and development	3,459,569	5,015,677
Amortization	295,494	341,454

	13,343,924	30,105,390

Loss from operations	($6,585,176)	($3,236,220)

Interest income	206,628	815,193
Interest expense	(249,391)	(724,618)
Loss on investment	0	0

Loss before taxes	($6,627,939)	($3,145,645)

Provision for income taxes	0	0

Net loss	($6,627,939)	($3,145,645)

Net loss per common share
Basic	($0.26)	($0.09)
Diluted	($0.26)	($0.09)

Weighted average number of
common shares outstanding
Basic	25,320,138	34,272,729
Diluted	25,320,138	34,272,729

	Balance Sheet Data
	(unaudited)

	March 31, 2003	March 31, 2004

Cash and marketable investments	$177,753,253	$400,737,059
Total assets	204,519,154	468,660,133
Total stockholders’ equity	156,610,162	183,870,320
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